Exhibit 99.1

Moleculin Announces Positive Results from Phase 1 Clinical Trial Evaluating WP1066 for the Treatment of Pediatric Recurrent Malignant Brain Tumors

Emory University physician-sponsored clinical trial conducted at the Aflac Cancer and Blood Disorders Center at Children’s Healthcare of Atlanta

Results demonstrated WP1066 induces anti-tumor immune responses and were recently published in the Journal of Clinical Investigation Insight

WP1066 found to be safe and effective, warranting a Phase 2 trial

HOUSTON, December 17, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced positive results from the Emory University physician-sponsored Phase 1 clinical trial conducted at the Aflac Cancer and Blood Disorders Center at Children’s Healthcare of Atlanta led by pediatric oncologist, Tobey MacDonald, MD, who discovered STAT3 is critical to certain childhood brain tumors and currently serves as Professor of Pediatrics and Director of the Pediatric Neuro-Oncology Program.

WP1066 is Moleculin’s flagship Immune/Transcription Modulator designed to stimulate the immune response to tumors by inhibiting the errant activity of regulatory T cells while also inhibiting key oncogenic transcription factors, including p-STAT3 (phosphorylated signal transducer and activator of transcription 3), c-Myc (oncogene driving many aggressive cancers) and HIF-1α (hypoxia-inducible factor 1α). These transcription factors are widely sought targets because of their role in cancer cell survival and proliferation, angiogenesis (coopting vasculature for blood supply), invasion, metastasis, and inflammation associated with tumors.

“The results of this first-in-child trial show some encouraging signals of activity in a highly aggressive chemotherapy resistant brain cancer, such as partial tumor response in a diffuse intrinsic pontine glioma (DIPG) patient and clear anti-tumor immune changes,” said Dr. MacDonald.

For the Phase 1 trial, 10 children were treated with WP1066 twice daily for 14 days to determine the maximum feasible dose. Compassionate use treatment in three children with high-grade glioma was also evaluated. Results showed there was no significant toxicity, and a maximum feasible dose was determined. Importantly, WP1066 suppressed the expression of STAT3, inhibiting its activity and demonstrating anti-tumor immune responses.

While the preclinical efficacy of WP1066 had been previously demonstrated, and its effectiveness had been studied among adults, this trial was the first to test it in children. Dr. MacDonald and his team recruited pediatric patients with high-grade glioma, which include diffuse midline glioma (DMG) and DIPG, and account for most pediatric brain tumor-related deaths. Both DMG and DIPG have an average survival rate of nine to 11 months following diagnosis. Additionally, patients with relapsed medulloblastoma and ependymoma who have no accepted standard therapy following a relapse were also included in the study. Thus, Dr. MacDonald’s research helps fill a critical need to identify new treatment options for patients with these incurable tumors.

Mr. Walter Klemp, Chairman and CEO of Moleculin, “We are very encouraged by the positive results from our Phase 1 clinical trial evaluating WP1066 in children with recurrent malignant brain tumors. These early data show that WP1066 has the ability to activate meaningful anti-tumor immune responses, an important proof of mechanism in a patient population with extremely limited treatment options. While still early, these findings reinforce the potential of WP1066 as a novel immunomodulatory approach for some of the most difficult-to-treat pediatric brain cancers. We are deeply grateful to Dr. MacDonald and his team, and the patients and families who participated in this study. We look forward to the continued advancement of WP1066 as a potential therapy that can make a real difference for children facing these devastating diseases.”

Results from the study were recently published in the Journal of Clinical Investigation Insight. For more information about the WP1066 Phase 1 clinical trial, visit clinicaltrials.gov and reference identifier NCT04334863.

The results of this study are the foundation of the Phase 2 concept Dr. MacDonald’s team would like to pursue in a follow-up trial. The current study was funded by Peach Bowl LegACy Fund and CURE Childhood Cancer.

About Aflac Cancer and Blood Disorders Center of Children’s Healthcare of Atlanta

The Aflac Cancer and Blood Disorders Center of Children’s Healthcare of Atlanta is a national leader among childhood cancer, hematology, and blood and marrow transplant programs, serving children and young adults. Recognized as one of the top childhood cancer centers in the country by U.S. News & World Report, the Aflac Cancer and Blood Disorders Center cares for more than 9,500 patients yearly, of which nearly 500 are newly diagnosed cancer patients and treats more than 2,000 unique sickle cell disease patients each year. Our program offers patients access to more than 330 clinical trials, including 34 innovative Aflac Cancer and Blood Disorders Center investigator-initiated trials. Visit www.choa.org/cancer for more information.

About Children's Healthcare of Atlanta

As the only freestanding pediatric healthcare system in Georgia, Children’s Healthcare of Atlanta is the trusted leader in caring for kids. The not-for-profit organization’s mission is to make kids better today and healthier tomorrow through more than 60 pediatric specialties and programs, top healthcare professionals, and leading research and technology. Children’s is one of the largest pediatric clinical care providers in the country, managing more than one million patient visits annually at three hospitals (Arthur M. Blank, Hughes Spalding and Scottish Rite), Marcus Autism Center, the Center for Advanced Pediatrics, the Zalik Behavioral and Mental Health Center, urgent care centers and neighborhood locations. Consistently ranked among the top children’s hospitals by U.S. News & World Report, Children’s Healthcare of Atlanta has impacted the lives of kids in Georgia, across the United States and around the world for more than 100 years thanks to generous support from the community.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the continued recruitment, treatment, and receipt of the unblinded data for the first 45 subjects of the MIRACLE clinical trial and the timing to complete Part A of the MIRACLE trial with up to 90 patients, each as described above. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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